Exhibit 99.1

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iFresh Announces Appointment of New CFO and New Director

NEW YORK, April 2, 2018 -- iFresh Inc. (NASDAQ:IFMK) (“iFresh” or the “Company”), a leading Asian American grocery supermarket chain and online grocer, announced today that the company’s stockholders elected a new Director, Jay Walder, at its Annual Meeting of stockholders (the “Annual Meeting”) on March 30 2018. Immediately after the Annual meeting, the Board of Directors appointed Adam (Xin) He as its Chief Financial Officer. Mr. He was a Director of the Company until the Annual Meeting, and he replaces Alfred Chung-Chieh Ying, the Company’s former CFO.

Mr. Walder will serve on the Audit, Compensation and Nominating Committees of the Board. Mr. Walder replaces Adam (Xin) He as a Director.

Mr. Long Deng, Chairman and Chief Executive Officer of iFresh, commented, “We are pleased to have Adam join us in this critical role for iFresh, and I am confident his executive, financial and operational experience with public companies in the industry will greatly benefit iFresh.”

Mr. Deng added, “We are pleased to have Jay join our Board of Directors. The experience and reputation of both Adam and Jay for building strong teams make them great additions to our leadership team.

“In addition, I want to thank Alfred for his meaningful contributions to the growth and profitability of iFresh during his service. We wish Alfred well on his future endeavors.”

About iFresh, Inc.

iFresh Inc., headquartered in Long Island City, New York, is a leading Asian American grocery supermarket chain and online grocer. With nine retail supermarkets along the US eastern seaboard (with additional stores in Glen Cove, Miami and Connecticut opening soon), two in-house wholesale businesses strategically located in cities with a highly concentrated Asian population, and six iFresh-managed stores, iFresh aims to satisfy the increasing demands of Asian Americans (whose purchasing power has been growing rapidly) for fresh and culturally unique produce, seafood and other groceries that are not found in mainstream supermarkets. With an in-house proprietary delivery network, online sales channel and strong relations with farms that produce Chinese specialty vegetables and fruits, iFresh is able to offer fresh, high-quality specialty produce at competitive prices to a growing base of customers. For more information, please visit: http://www.ifreshmarket.com/.

Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: ifmk@dgipl.com